Exhibit 10.56

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE INSULET CORPORATION SECOND AMENDED AND RESTATED
2007 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:
Grant Date:
Expiration Date:

Pursuant to the Insulet Corporation Second Amended and Restated 2007 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Insulet Corporation (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.

1.Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be vested and exercisable as follows: 25% of the number of Option Shares as set forth above shall become vested and exercisable on the first anniversary of the Grant Date and the remaining number of Option Shares set forth above shall become vested and exercisable in 12 equal quarterly installments thereafter so long as the Optionee remains an employee of the Company or a Subsidiary on such vesting dates. Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date shall become fully exercisable and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.
(b)Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date shall become fully exercisable and may thereafter be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier.
(c)Termination for Cause. If the Optionee’s employment terminates for Cause (as defined below), any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect.
(d)Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability, or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect. Notwithstanding the foregoing, if the Optionee voluntarily resigns or retires (as determined by the Administrator) after being employed by the Company for at least five continuous years, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of such termination, for a period of 12 months from the date of termination or until the Expiration Date, if earlier.
(e)Termination in Connection with a Sale Event. If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason in either case within 24 months after a Sale Event, this Stock Option shall immediately become 100% vested and exercisable as of the date of such termination.
For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) conduct by the Optionee constituting a material act of willful misconduct in connection with the performance of Optionee’s duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or (ii) the commission by the Optionee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Optionee that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or (iii) willful and deliberate material non-performance by the Optionee of his duties to the Company (other than by reason of the Optionee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or  (iv) a breach by the Optionee of any of the provisions contained any agreements between Optionee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; or (v) a material violation by the Optionee of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.  For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on Optionee’s part shall be deemed “willful” unless done, or omitted to be done, by the Optionee without reasonable belief that the Optionee’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.
For purposes of this Agreement, “Good Reason” shall mean that the Optionee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in Optionee’s responsibilities, authority or duties; or (ii) a material reduction in Optionee’s then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which the Optionee is principally employed to a location more than 30 miles from such offices. For purposes of clause (i) hereof, a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. “Good Reason Process” shall mean: (i) Optionee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Optionee notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (iii) Optionee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) Optionee terminates his employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.
4.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
7.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.
8.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
10.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
11.Clawback. The Optionee agrees and acknowledges that the entire Stock Option, whether or not vested or exercised, is subject to the terms and provisions of the Company’s Policy for Recoupment of Incentive Compensation, to the extent applicable.

INSULET COPRORATION

By: Patrick J. Sullivan
Title: Chief Executive Officer

Optionee Name:
Optionee Acceptance Date:

Appendix
Country specific terms and conditions for non-US Participants
This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and this Agreement.
UNITED KINGDOM
Termination of employment: The following provisions supplement Section 3 of the Agreement:
For the purposes of this Agreement, the date of termination of the Optionee's employment shall be the date the Optionee is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and unless otherwise determined by the Administrator, (i) the exercisability and/or vesting schedule of this Stock Option will not continue during or be extended by any notice period (e.g., the Optionee's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); and (ii) the period (if any) during which the Optionee may exercise this Stock Option after the termination of the Optionee’s employment will commence on the date the Optionee ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is employed or terms of the Optionee’s employment agreement, if any; the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for the purposes hereof (including whether the Optionee may still be considered providing service while on a leave of absence).
Tax Obligations.  The following provisions supplement Section 6 of the Agreement:
If payment or withholding of the applicable income tax (including the Employer’s NIC Liability, as defined below) is not made within ninety (90) days of the event giving rise to such liability to tax (the “Due Date”) or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 ("ITEPA"), the amount of any uncollected income tax will constitute a loan owed by Optionee to the relevant employer entity ("Employer"), effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement and Section 15 of the Plan.
Notwithstanding the foregoing, if Optionee is a director or executive officer of the Company (within the meaning of Paragraph 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Optionee will not be eligible for such a loan to cover the income taxes. In the event that Optionee is such a director or executive officer and the income taxes are not collected from or paid by Optionee by the Due Date, the amount of any uncollected income taxes will constitute a benefit to Optionee on which additional income tax and national insurance contributions (including the Employer’s NIC Liability, as defined below) will be payable. Optionee will be responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.
The Optionee irrevocably agrees to indemnify and keep indemnified the Company and/or the Employer for any liability in relation to income tax under the U.K. Pay As You Earn system, including Employer's NIC Liability in respect of the exercise of the Option, the acquisition and disposal of any Shares.

Joint Election.  As a condition of Optionee’s participation in the Plan and the exercise of the Option, Optionee agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the exercise of the Option (the “Employer’s NIC Liability”). Without prejudice to the foregoing, Optionee agrees to enter into a joint election with the Company and the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. Optionee further agrees to enter into such other Joint Elections as may be required between Optionee and any successor to the Company and/or the Employer. Optionee further agrees that the Company and/or the Employer may collect the Employer’s NIC Liability from Optionee by any of the means set forth in Section 6 of the Agreement and Section 15 of the Plan.

If Optionee does not enter into the Joint Election prior to the exercise of the Option, Optionee will forfeit the Option and any Stock will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.